                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                         HORIZON MEDICAL PRODUCTS, INC.


                                       1.

         The name of the Corporation is Horizon Medical Products, Inc.

                                       2.

         The first sentence of Section 2.1 of the Corporation's Restated and Amended Articles of Incorporation shall be amended so that the first sentence of Section 2.1 shall hereafter be as follows:

         "The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is 100,000,000, with a par value of $.001 per share."

                                       3.

         Article 5 of the Corporation's Restated and Amended Articles of Incorporation shall be amended so that Article 5 shall hereafter be as follows:


                                      "5.

     Section 5.1. Number and Term of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors of the Corporation shall be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board.

     Section 5.2. Increase or Decrease in Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors:

            (a) Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or his prior death, retirement, resignation or removal; and

            (b) Newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

         Section 5.3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all Directors may be removed from office at any time for cause, but only by the same affirmative vote of the shareholders required to amend this Article 5 as provided in Section 9.2 of these Articles of Incorporation.

         Section 5.4. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding to fill director vacancies, vacancies on the Board of Directors (including vacancies resulting from retirement, resignation, removal from office or death) shall be filled exclusively by the Board of Directors. Any director so elected shall hold office until the next annual meeting of shareholders."

                                       4.

         In accordance with Code Sections 14-2-705 and 14-2-1003(d) of the Georgia Business Corporation Code, the Corporation gave proper notice to the shareholders entitled to vote on said amendments.

                                       5.

         In accordance with Code Section 14-2-1003(e) of the Georgia Business Corporation Code and the Corporation's Restated and Amended Articles of Incorporation, on September 17, 2002, (i) the amendment referred to in Article 2 hereof was duly approved by a majority of the shares entitled to be cast on the amendment by each voting group entitled to vote on the amendment, and (ii) the amendment referred to in Article 3 hereof was duly approved by the affirmative vote of at least 70 percent of the outstanding shares of the Corporation.

          IN WITNESS WHEREOF, Horizon Medical Products, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer, this 11th day of October, 2002.

                                  HORIZON MEDICAL PRODUCTS, INC.



                                  By:   /s/ Julie F. Lancaster
                                     -------------------------------------
                                            Julie F. Lancaster
                                            Vice President

                    ARTICLES OF RESTATEMENT AND AMENDMENT TO

                           ARTICLES OF INCORPORATION

                                       OF

                         HORIZON MEDICAL PRODUCTS, INC.


          Horizon Medical Products, Inc., a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:


          1. The name of the corporation is Horizon Medical Products, Inc. (the "Corporation").


         2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation restate and amend the Articles of Incorporation of the Corporation (the "Articles of Restatement and Amendment"). These Articles of Restatement and Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on February 11, 1998.


         3. The Articles of Incorporation of the Corporation as heretofore amended or supplemented are hereby restated and further amended to read in their entirety as follows:

                              RESTATED AND AMENDED

                           ARTICLES OF INCORPORATION

                                       OF

                         HORIZON MEDICAL PRODUCTS, INC.


                                       1.

                  The name of the Corporation is Horizon Medical Products, Inc.

                                       2.

                  Section 2.1. Common Stock. The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is 50,000,000, with a par value of $.001 per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

                  Section 2.2. Preferred Stock. The aggregate number of preferred shares (referred to in these Articles of Incorporation as "Preferred Stock") which the Corporation shall have authority to issue is 5,000,000, with no par value. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

                  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                  (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                  (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                                       3.

                  No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                                       4.

                  Section 4.1. Personal Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law,
(iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

                  Section 4.2. Effect of Repeal or Modification. Neither the repeal or modification of this Article 4 nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal, modification or adoption.

                                       5.

                  Section 5.1. Number and Term of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors of the Corporation shall be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. Each director shall serve for a term as described in Section 5.2.

                  Section 5.2. Classified Board. The directors of the Corporation (other than any directors who may be elected by holders of any series of Preferred Stock then outstanding) shall be and are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as the then-authorized number of directors constituting the Board of Directors permits. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1998, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1998, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1998. Any director who may be elected by holders of any series of Preferred Stock then outstanding shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected.

                  Section 5.3. Increase or Decrease in Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors:

                  (a) Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term, or his prior death, retirement, resignation or removal; and

                  (b) Newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

                  Section 5.4. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all Directors may be removed from office at any time for cause, but only by the same affirmative vote of the shareholders required to amend this Article 5 as provided in
Section 9.2 of these Articles of Incorporation.

                  Section 5.5. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding to fill director vacancies, vacancies on the Board of Directors (including vacancies resulting from retirement, resignation, removal from office or death) shall be filled exclusively by the Board of Directors. Any director so elected shall hold office until the next annual meeting of shareholders.

                                       6.

                  In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.

                                       7.

                  Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

                                       8.

                  The mailing address of the principal office of the Corporation is One Horizon Way, P.O. Drawer 627, Manchester, Georgia 31816.

                                       9.


                  Section 9.1. Amendment. These Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group.

                  Section 9.2. Supermajority Vote Required for Certain Amendments. Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws of the Corporation and subject to the rights of holders of any series of Preferred Stock then outstanding (and notwithstanding that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), (i) the affirmative vote of the holders of at least 70% of the outstanding shares of the Corporation shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, Article 4, Article 5 or this Section 9.2 of these Articles of Incorporation, and (ii) Article II of the Bylaws of the Corporation shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of a majority of the entire Board of Directors or of the holders of at least 70% of the outstanding shares of the Corporation.

         IN WITNESS WHEREOF, Horizon Medical Products, Inc. has caused these Articles of Restatement and Amendment to Articles of Incorporation to be executed, its corporate seal to be affixed, and its seal and execution hereof to be attested, all by its duly authorized officers, this 14th day of April, 1998.


                                  HORIZON MEDICAL PRODUCTS, INC.



                                  By:   /s/ Marshall B. Hunt
                                     ------------------------------------
                                  Name:  Marshall B. Hunt
                                  Title:  Chairman and Chief Executive Officer

[CORPORATE SEAL]



Attest: /s/ William E. Peterson, Jr.
        -----------------------------
Name:  William E. Peterson, Jr.
Title:  President